Exhibit 99.2

AMENDMENT NO. 1

TO

AMENDED AND RESTATED 2004 INCENTIVE PLAN

The Amended and Restated 2004 Incentive Plan (the “Plan”) of Zalicus Inc., a Delaware corporation (the “Company”), is hereby amended by the Board of Directors and stockholders of the Company, as follows:

1. The first sentence of Section 4(a) of the Plan is hereby deleted in its entirety and replaced with the following text:

“Subject to adjustment as provided in Section 7, the maximum number of shares of Stock of the Company reserved and available for issuance under the Plan shall be (i) 3,333,333 shares of Stock, plus (ii) after giving effect to the reverse stock split pursuant to the Agreement and Plan of Merger and Reorganization, dated April 15, 2014, by and among the Company, BRunning, Inc. and EPIRUS Biopharmaceuticals, Inc., an additional 3,000,000 shares of Stock, plus (iii) as of the first day of each of fiscal 2010 through 2015, inclusive, an additional number of shares equal to the least of (x) 666,666 shares of Stock, (y) 4% of the number of then outstanding shares of Stock, and (z) such lesser number as determined by the Administrator. Notwithstanding the preceding sentence, no more than 6,333,333 shares of Stock may be delivered in satisfaction of ISOs awarded under the Plan. For purposes of this Section 4(a), the shares of Stock underlying any Awards (including any awards granted pursuant to the Prior Plan) that are forfeited, canceled, held back upon exercise of a Stock Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. To the extent consistent with the requirements of Section 422 of the Code and regulations thereunder, and with other applicable legal requirements (including applicable stock exchange or similar requirements), Stock issued under awards of an acquired company that are converted, replaced, or adjusted in connection with the acquisition shall not reduce the number of shares available for Awards under the Plan.”